UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Wednesday, June 7, 2017, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. We first mailed this Proxy Statement and the enclosed Proxy Card to shareholders on May 3, 2017.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647, on Wednesday, June 7, 2017, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of nine directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Approval, on an advisory and non-binding basis, of the frequency of future advisory shareholder votes on executive compensation;

(3)	Approval, on an advisory and non-binding basis, of the compensation of named executive officers;

(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2017; and

(5)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 20, 2017, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board

April 27, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2017

The Proxy Statement related to our 2017 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended January 3, 2017, our Annual Report on Form 10-K for the fiscal year ended January 3, 2017, and directions to our 2017 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 7, 2017

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on Wednesday, June 7, 2017, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. We filed this Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) on April 27, 2017, and we expect to mail copies of this Proxy Statement to shareholders beginning on May 3, 2017. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 6, 2017. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all nine of the nominee-directors specified herein, (ii) FOR the approval, on an advisory and non-binding basis, of the proposal to conduct future advisory votes on executive compensation EVERY YEAR, (iii) FOR the approval, on an advisory and non-binding basis, of the compensation of named executive officers; and (iv) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of the enclosed proxy or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to approve an advisory resolution on the frequency of future shareholder votes on executive compensation, and the proposal to approve an advisory resolution on compensation of named executive officers, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for our 2017 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation, to approve, on an advisory and non-binding basis, compensation of named executive officers, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Fiscal 2016 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 20, 2017, (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 21,559,591 shares of Common Stock issued and outstanding, with one vote per share, held by 74 shareholders of record. We estimate that there were approximately 16,800 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Election of Directors.” Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2017 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board promptly will disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

To approve, on a non-binding and advisory basis, the frequency of future advisory votes on executive compensation, to approve, on a non-binding and advisory basis, the compensation of named executive officers, and to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven or more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at nine.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The nine nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Shareholders’ Voting Rights” above.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Board is committed to increasing its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We previously entered into an employment agreement with Mr. Trojan that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board; Retired President and Chief Executive Officer of BJ’s Restaurants, Inc.	65
Gregory A. Trojan	President and Chief Executive Officer of BJ’s Restaurants, Inc.	57
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	67
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	68
James A. Dal Pozzo	Chairman and Chief Executive Officer of The Jacmar Companies	58
Noah A. Elbogen	Managing Member and Chief Executive Officer of Misada Capital Group LLC	34
Wesley A. Nichols	Former Co-founder and Chief Executive Officer of MarketShare	52
Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner of LMR Advisors	58
Patrick D. Walsh	Managing Member and Chief Executive Officer of PW Partners, LLC and PW Partners Atlas Funds, LLC	41

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004 and has served as our Chairman of the Board since June 2008. He served as our President from February 2005 until December 2012 and as our Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly-held operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle currently serves as a consultant to us and as a part-time advisor to privately held businesses. He also serves on the Board of Directors of Fogo de Chao, Inc., (NASDAQ: FOGO), an operator of Brazilian-style steakhouses. Mr. Deitchle previously served on the Board of Directors of Committed Capital Acquisitions Corporation (NASDAQ: STKS).

•	Director Qualifications: With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 35 years of executive and financial management experience with large, national restaurant and retail companies, both privately-held and publicly-held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

GREGORY A. TROJAN has served as our President and a member of our Board of Directors since December 3, 2012, and as our Chief Executive Officer since February 1, 2013. Prior to joining us, Mr. Trojan was employed by Guitar Center, Inc., a leading retailer of musical instrument products, where he served as President, Chief Executive Officer and Director from November 2010 to November 2012 and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, having served as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007. Since March 2010, he has served as a director of Domino’s Pizza, Inc. (NYSE: DPZ).

•	Director Qualifications: As our current President and Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our Lead Independent Director. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants. Mr. Bassi led YRI from June 1997 to 2005. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves as a director for publicly-held Potbelly Sandwich Works (NASDAQ: PBPB), publicly-held Yum China (NASDAQ: YUMC), and Mekong Capital, a Vietnamese private equity firm. From 2002 to 2009, Mr. Bassi also served on the board of publicly-held The Pep Boys—Manny, Moe & Jack (NYSE: PBY) and from 2013 to 2015, he served on the board of publicly-held AmRest Holdings SE (WSE: EAT), which is based in Poland.

•	Director Qualifications: As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States with extensive public company directorship experience, Mr. Bassi brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

•	Director Qualifications: Mr. Bouts has extensive management and financial experience through his service as a Chief Executive Officer of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the SEC.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001. Since January 2013, Mr. Dal Pozzo has served as Chairman of the Board and Chief Executive Officer of The Jacmar Companies. Mr. Dal Pozzo served as the President of The Jacmar Companies from 1993 to January 2013, and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for the Jacmar Companies, Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

•	Director Qualifications: Mr. Dal Pozzo’s experience as the Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain and has also gained significant experience and knowledge of the restaurant industry through his service on the Board. Mr. Dal Pozzo is also a Certified Public Accountant.

NOAH A. ELBOGEN has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as Managing Member and Chief Executive Officer of Misada Capital Group LLC. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen previously served in an advisory role to Murray’s Falafel, a privately-held fast casual restaurant, which he co-founded in 2002.

•	Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from his thirteen years as an institutional investor and research analyst, and has experience as an operator in the restaurant industry, all of which make him qualified to serve as a director.

WESLEY A. NICHOLS has been a member of our Board of Directors since December 2013. From January 2005 until December 2015, Mr. Nichols served as co-founder and Chief Executive Officer of MarketShare, a leading analytics company that helps businesses grow revenue more efficiently via predictive marketing analytics and cross-media attribution to quantify what drives demand. In December 2015, Neustar (NYSE: NSR), a leading company in authenticated identity for marketing and security, acquired MarketShare and Mr. Nichols served as Chief Strategy Officer until December 2016. Prior to starting MarketShare, Mr. Nichols was with Omnicom Group (NYSE: OMC) as President and CEO of TEQUILA, North America, one

of the world’s largest digital marketing agency networks. From 1994 to 2001, he was co-founder and Managing Partner of Direct Partners, which was acquired by Omnicom Group. Mr. Nichols is also a member of the Board of Trustees at Randolph-Macon College and on the board of publicly-held TrueCar, Inc. (NASDAQ: TRUE).

•	Director Qualifications: Mr. Nichols has extensive marketing experience, especially as it relates to marketing strategy, digital and mobile marketing, predictive analytics and optimization. Such experience has benefited the Board and management in formulating its marketing strategies and efforts to create brand awareness and drive incremental sales.

LEA ANNE S. OTTINGER has been a member of our Board of Directors since August 2010. In 1998, Ms. Ottinger founded LMR Advisors, where she serves as a strategic business consultant supporting growth-oriented businesses primarily in the consumer/retail sector. Building upon her career in private equity (as a Vice President of Berkshire Partners, and its predecessor, Thomas H. Lee Company), her focus is on mergers & acquisitions and monetization strategies that enhance business expansion and realization of stakeholder financial objectives. From 1990 to 1998, she was a franchise owner and operator of several of The Body Shop™ skin and hair care stores, and served as a national representative to the Franchisee Board. Ms. Ottinger currently serves on the Board of Directors of Savers, Inc., the largest thrift store retailer in the world. From June 2004 until its acquisition in March 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States. Ms. Ottinger is also a member of Stanford Women on Boards.

•	Director Qualifications: Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions, all of which has benefited the Board. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, board oversight, strategic planning, and audit functions.

PATRICK D. WALSH has been a member of our Board of Directors since June 2014. Mr. Walsh has served as the Managing Member and Chief Executive Officer of PW Partners, LLC, the general partner of PW Partners Master Fund LP (“PW Master Fund”), and PW Partners Atlas Funds, LLC, the general partner of PW Partners Atlas Fund II LP (“Atlas Fund II”) and PW Partners Atlas Fund LP (“Atlas Fund I”) since August 2012. In addition, since September 2012, Mr. Walsh has served as Managing Member of PW Partners Capital Management LLC, the management company with respect to each of Atlas Fund I, Atlas Fund II and PW Master Fund. From December 2011 to August 2012, Mr. Walsh was Managing Partner of PWK Partners, LLC, a value-oriented, private investment firm. From September 2011 to December 2011, Mr. Walsh engaged in activities relating to the formation of PWK Partners, LLC and its affiliated funds. From March 2008 to September 2011, Mr. Walsh served as a Partner at Oak Street Capital Management, LLC, a long-short, value-oriented, private investment management firm. Mr. Walsh has served as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, since April 2013, where he also serves as Chairman of the Compensation Committee and as a member of the Strategic Planning and Audit Committees. He also has served on the Board of Directors of Del Taco Restaurants, Inc. (NASDAQ: TACO) since the business combination of Levy Acquisition Corporation and Del Taco Holdings, Inc. in June 2015. In March 2015, Mr. Walsh was appointed to the Board of Directors of Town Sports International Holdings, Inc. (NASDAQ: CLUB), an owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. Mr. Walsh is a Chartered Financial Analyst.

•	Director Qualifications: Mr. Walsh has an extensive background in financial analysis as well as a broad understanding of operational, financial and strategic issues facing public companies, all of which make him well qualified to serve as a member of the Board. In addition, Mr. Walsh’s significant experience in the restaurant industry, as both an investor and as a director, benefits the Board.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2017, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors during fiscal 2016, and who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Deitchle, Trojan and Dal Pozzo. Mr. Deitchle is not considered to be independent due to his current service as a consultant to us as well as his prior service as our President and Chief Executive Officer. Mr. Trojan is not considered to be independent due to his current service as our President and Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as Chairman and Chief Executive Officer of The Jacmar Companies, which currently provides certain food and supply distribution services to us.

Board Meetings and Board Committees

The Board met 11 times during fiscal 2016. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly-scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, all serving directors and all standing for election attended our annual shareholders’ meeting in June 2016. All nominees to the Board of Directors are expected to attend the Annual Meeting this year. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our shareholders, the Board and those committees of which he or she is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors
Gerald W. Deitchle				Chair
Gregory A. Trojan				X
Peter A. Bassi (1)	X	X	Chair	X
Larry D. Bouts	Chair		X	X
James A. Dal Pozzo				X
Noah A. Elbogen		X	X	X
Wesley A. Nichols			X	X
Lea Anne S. Ottinger		Chair		X
Patrick D. Walsh	X	X		X

(1)	Mr. Bassi serves as the Lead Independent Director.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. In fiscal 2016, the Audit Committee consisted of Messrs. Bouts and Bassi for the entire year and Mr. Walsh beginning in March 2016. Former Board member Mark McEachen served on the Audit Committee until his resignation as a Board member effective March 17, 2016. All of the members of the Audit Committee who currently serve or who served in fiscal 2016 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of the members of the Audit Committee who served in fiscal 2016 (including Mr. Bouts and Mr. Bassi) qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee in 2016. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines annual cash incentive bonuses under our Performance Incentive Plan (“PIP”) as well as awards under our equity incentive plans, including our 2005 Equity Incentive Plan. During fiscal 2016, the Compensation Committee consisted of Mr. Walsh, Mr. Bassi, Ms. Ottinger and, until his resignation from the Board in March 2016, Mr. McEachen. Upon Mr. McEachen’s resignation from the Board, Mr. Elbogen was appointed as a member of the Compensation Committee. Ms. Ottinger served as the Chairperson of the Compensation Committee during fiscal 2016. All of the members of the Compensation Committee who currently serve or who served in fiscal 2016 were independent directors. The Compensation Committee held five meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations.

The Governance and Nominating Committee consists of Mr. Bassi, Mr. Nichols, Mr. Elbogen and Mr. Bouts, all of whom are independent directors. Mr. Bassi serves as Chairman of the Committee. The Governance and Nominating Committee conducted its business within the context of regularly-scheduled quarterly Board meetings and also held three separate meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

Information relating to our corporate governance is available in the Corporate Governance section of our website including:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to: Senior Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified directors if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those material risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee and to the full Board on risk management during fiscal 2016. The Audit Committee, in turn, reported on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs. From June 2008 until his retirement as Chief Executive Officer in February 2013, Mr. Deitchle served in the combined roles of Chairman and Chief Executive Officer. The Board believes that Mr. Deitchle was and continues to be best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as its CEO. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.

Mr. Trojan was appointed as a director and as our President in December 2012 and as Chief Executive Officer in February 2013. In light of the demands of his oversight of the day to day operations, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate at this time. In particular, it permits Mr. Trojan to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. In addition, the structure permits Mr. Deitchle to direct his attention to broader strategic issues considered by the Board. Moreover, Mr. Deitchle’s extensive experience with us makes him particularly well-suited to help the Board perform its oversight functions. The Board may re-evaluate the effectiveness of this structure in the future.

In March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various committees in fulfilling their respective responsibilities. Mr. Bassi currently serves as our Lead Independent Director. We believe that maintaining a Lead Independent Director is appropriate in light of the fact that, while Mr. Deitchle is no longer an employee, as a former officer he is not considered “independent” under applicable NASDAQ rules and, as a result, the Board does not believe it is appropriate for him to lead or participate in executive sessions of the non-employee directors or perform functions typically associated with independent directors.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who also are our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our 2005 Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. All non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board. See “Director Stock Ownership Guidelines” in this Proxy Statement. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews director compensation in order to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. The Compensation Committee retained Willis Towers Watson as its Compensation Consultant in

2016 to, among other things, review non-employee director compensation levels as compared to our peer group. In June 2016, based on the results of this review and upon the recommendation of the Compensation Committee, the Board approved the following changes to compensation for non-employee directors:

•	the annual cash retainer was increased from $50,000 to $60,000, payable in quarterly installments;

•	additional annual cash retainers to Board committee members were approved in the amount of $9,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee, and $5,000 for members of the Governance and Nominating Committee, payable in quarterly installments;

•	the additional annual cash retainers of $10,000 to the chairs of the Board committees were changed to $15,000, $12,000 and $10,000, respectively, for the chairs of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, payable in quarterly installments;

•	the additional annual cash retainer to our Lead Independent Director was increased from $15,000 to $20,000, payable in quarterly installments;

•	the additional annual cash retainer to any non-employee Chairman of the Board remains at $25,000, payable in quarterly installments;

•	the annual equity award was increased from $80,000 to $100,000, in fair market value on the date of grant, consisting of one-half in stock options and one-half in restricted stock units (“RSUs”), which vest ratably over a three-year period from the date of grant;

•	the initial equity award to a non-employee director upon joining the Board remained unchanged at a total fair market value of $100,000, on the date of grant, consisting of one-half in stock options and one-half in RSUs, which vest ratably over a three-year period from the date of grant. This initial equity award is granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

The cash retainers described above were effective as of the third quarter of fiscal 2016. The annual equity awards were effective as of January 2017.

For both the initial and annual equity awards to non-employee directors, the underlying number of option shares is determined using the Black-Scholes option pricing model, the number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant, and all equity awards vest in equal annual installments over a three-year period. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement. The equity awards for non-employee directors described above are in lieu of the automatic grants provided for in the 2005 Equity Incentive Plan.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2016:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Total ($)
Peter A. Bassi (4)	90,750	39,993	39,981	170,724
Larry D. Bouts (5)	70,000	39,993	39,981	149,974
James A. Dal Pozzo (6)	55,000	39,993	39,981	134,974
Gerald W. Deitchle (7)	85,000(13)	39,993	39,981	164,974
Noah A. Elbogen (8)	41,250(13)	49,988	49,967	141,205
Mark A. McEachen (9)	12,500	—	—	12,500
Wesley A. Nichols (10)	57,500	39,993	39,981	137,474
Lea Anne S. Ottinger (11)	71,000(13)	39,993	39,981	150,974
Patrick D. Walsh (12)	63,250	39,993	39,981	143,224

(1)	Mr. Trojan is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Trojan, our current President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)	The fair value of the restricted stock units is calculated using the most recent closing price of our Common Stock as of the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2016. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2016 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 3, 2017, as filed with the SEC.

(4)	Aggregate number of option and stock awards outstanding held by Mr. Bassi on January 3, 2017 is 42,703.

(5)	Aggregate number of option and stock awards outstanding held by Mr. Bouts on January 3, 2017 is 31,779.

(6)	Aggregate number of option and stock awards outstanding held by Mr. Dal Pozzo on January 3, 2017 is 16,411.

(7)	Effective July 1, 2013, the Compensation Committee of the Board approved the payment to Mr. Deitchle of the same compensation for service as a non-employee director as received by other non-employee directors, including an additional cash retainer of $25,000 per year for service as the Chairman of the Board. The aggregate number of option and stock awards outstanding held by Mr. Deitchle on January 3, 2017, in connection with his prior service as an officer of the Company, is 232,702. The aggregate number of option and stock awards outstanding held by Mr. Deitchle on January 3, 2017, in connection with his current service as a non-employee director, is 6,765. Mr. Deitchle is party to a Consulting Agreement with us, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(8)	Mr. Elbogen received his initial grant and began receiving Board compensation in August 2016 when his service to Luxor Capital Group, LP ended. Prior to that, Mr. Elbogen declined and did not receive Board compensation or equity awards as a result of Luxor Capital Group, LP internal policies. The aggregate number of option and stock awards outstanding held by Mr. Elbogen on January 3, 2017 is 5,114.

(9)	Mr. McEachen resigned from the Board in March 2016.

(10)	Aggregate number of option and stock awards outstanding held by Mr. Nichols on January 3, 2017 is 16,821.

(11)	Aggregate number of option and stock awards outstanding held by Ms. Ottinger on January 3, 2017 is 36,901.

(12)	Aggregate number of option and stock awards outstanding held by Mr. Walsh on January 3, 2017 is 11,481.

(13)	Mr. Deitchle, Mr. Elbogen and Ms. Ottinger received a $5,000 special committee retainer in connection with assisting Mr. Trojan with strategic initiatives.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity interest in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our 2005 Equity Incentive Plan.

Director Stock Ownership Guidelines.    Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to $300,000. All non-employee directors are required to achieve these guidelines within four years of joining the Board. Shares that count towards satisfaction of these guidelines by non-employee directors include stock purchased on the open market, stock obtained through stock option exercises, stock obtained from the vesting of restricted stock or performance share units (“PSUs”), stock owned outright by the director or his or her spouse or immediate family members residing in the same household, and stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines. Since Mr. Elbogen and Mr. Walsh joined the Board in June 2014 and Mr. Nichols joined the Board in December 2013, each has additional time to comply with our ownership guidelines.

Employee Stock Ownership Guidelines.    We have adopted Stock Ownership Guidelines that include the non-employee director ownership guidelines described in “Director Stock Ownership Guidelines” above and establish requirements for senior officers (our chief executive officer, president, chief financial officer, executive vice presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required
Chief Executive Officer and President	3 times base salary
Chief Financial Officer	1.5 times base salary
Other Executive Vice Presidents	1.5 times base salary
Other Senior Officers Named by Board	1 times base salary

Officers who are subject to the guidelines have five years following the date that they became subject to the guidelines to comply with the applicable guideline ownership level. As the Stock Ownership Guidelines for officers were adopted effective January 1, 2015, each officer employed as of that date has until December 31, 2019 to comply.

Shares that count towards satisfaction of these guidelines for officers are the same as those for directors described above except that senior officers shall also be credited with unvested shares of restricted stock as well as the value of “vested, in the money” stock options (calculated based on the current, pre-tax value of vested stock options on an as-exercised basis).

Consequences of Non-Compliance with Stock Ownership Guidelines.    If the applicable director or officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director or officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting. Once a director or officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts and Mr. Bassi have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal 2016. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2016 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2016;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Board in Rule 3200T;

•	received from E&Y written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with E&Y, the independent auditors’ independence; and

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended January 3, 2017, for filing with the SEC. The Committee and the Board have also appointed E&Y as our independent auditor for fiscal year 2017.

The Audit Committee

Larry D. Bouts, Chairman	Peter A. Bassi	Patrick D. Walsh

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2 ON PROXY CARD)

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 below should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually, and therefore, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation before the following year’s annual meeting of shareholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for advisory approval of the compensation of our named executive officers. Pursuant to an advisory vote at our 2011 Annual Meeting, our shareholders elected to hold such votes on an annual basis. Subject to consideration of the results of the advisory vote of shareholders as to the frequency of the advisory vote on executive compensation described in Proposal 2 above, we intend to include an advisory shareholder vote on compensation of named executive officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and build long-term value for our shareholders. The key objectives of our executive compensation program, as described in the Compensation Discussion and Analysis, are:

Objective	How Our Compensation Program for Named Executive Officers Achieves This Objective
Pay For Performance

•  Aligning named executive officers’ compensation with short and long-term Company and individual performance

•  Setting a significant portion of each named executive officer’s targeted total direct compensation to be in the form of variable compensation tied to our overall performance

Attract And Retain Top Talent

•  Targeting total direct compensation in the 50th percentile range among companies with which we compete for executive talent

•  Competing effectively for the highest quality people who will determine our long-term success

Align Executive Compensation With Shareholders

•  Providing equity compensation in alignment with long-term performance

•  Establishing a significant portion of each named executive officer’s indirect compensation to be based on achieving long-term shareholder value

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative, provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation is designed to reward executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers for fiscal 2016 is reflective of and consistent with that intent.

This “say-on-pay” proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2017 Annual Meeting of Shareholders.

This “say-on-pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending January 2, 2018 (fiscal 2017), and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of Ernst & Young LLP for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 29, 2015 and January 3, 2017, by our independent auditor, Ernst & Young LLP:

Fiscal Year	2016	2015
Audit Fees (1)	$525,962	$498,465
Tax Fees	$—	$—
All Other Fees	$2,250	$3,200

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by Ernst & Young LLP during fiscal 2015 and 2016 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)		Percentage of Class (3)
BlackRock, Inc.	2,473,870	(4)	11.5%
55 East 52nd Street New York, NY 10022

Luxor Management, LLC	2,098,000	(5)	9.7%
1114 Avenue of the Americas, 29th Floor New York, NY 10036

The Vanguard Group	1,704,789	(6)	7.9%
100 Vanguard Boulevard Malvern, PA 19335

Gerald W. Deitchle	292,150	(7)	1.3%

Peter A. Bassi	81,460	(8)	*

Larry D. Bouts	93,187	(9)	*

James A. Dal Pozzo	19,492	(10)	*

Noah A. Elbogen	45,000	(11)	*

Wesley A. Nichols	15,626	(12)	*

Lea Anne S. Ottinger	43,640	(13)	*

Patrick D. Walsh	407,251	(14)	1.9%

Gregory A. Trojan	249,224	(15)	1.1*

Gregory S. Levin	88,111	(16)	*

Gregory S. Lynds	60,789	(17)	*

Lon F. Ledwith	52,428	(18)	*

Kevin E. Mayer	6,613	(19)	*

All current directors and executive officers as a group (17 persons)	1,507,920	(20)	6.8%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Percent of class is based on the number of shares issued and outstanding (21,559,591) on the Record Date (April 20, 2017). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)	Based solely on a Schedule 13G filed on January 9, 2017, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2016.

(5)	Based on a Schedule 13G filed on February 14, 2017, it is our belief that Luxor Management, LLC and its affiliates beneficially owned the number of shares indicated as of December 31, 2016. Luxor Management, LLC, as the general partner of Luxor Capital Group, LP, may be deemed to beneficially own the shares that are beneficially owned by Luxor Capital Group, LP. Luxor Capital Group, LP, as the investment manager of certain Luxor funds (the “Luxor Funds”) and a separately managed account, may be deemed to beneficially own 2,098,000 shares owned by such funds. LCG Holdings, LLC, as the general partner of certain Luxor Funds, may be deemed to beneficially own the 2,098,000 shares owned by such Luxor Funds. Christian Leone, as the managing member of Luxor Management, LLC, may be deemed to beneficially own the 2,098,000 shares beneficially owned by Luxor Management, LLC.

(6)	Based solely on a Schedule 13G filed on February 9, 2017, it is our belief that The Vanguard Group beneficially owned the number of shares indicated as of December 31, 2016.

(7)	Consists of 564 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 48,309 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA and 235,277 shares of Common Stock purchasable upon exercise of options.

(8)	Consists of 47,836 shares of Common Stock of which Mr. Bassi is the beneficial owner and 33,624 shares of Common Stock purchasable upon exercise of options.

(9)	Consists of 66,044 shares of Common Stock of which Mr. Bouts is the beneficial owner and 27,143 shares of Common Stock purchasable upon exercise of options

(10)	Consists of 7,717 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 11,775 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 45,000 shares of Common Stock of which Mr. Elbogen is the beneficial owner.

(12)	Consists of 4,050 shares of Common Stock of which Mr. Nichols is the beneficial owner and 11,576 shares of Common Stock purchasable upon exercise of options.

(13)	Consists of 11,375 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 32,265 shares of Common Stock purchasable upon exercise of options.

(14)	Mr. Walsh, as the Chief Executive Officer of each of Atlas Fund GP and PW Master Fund GP and the Managing Member of PW Capital Management (together with shares he directly owns), is the beneficial owner of 400,000 shares of Common Stock. Mr. Walsh is also the beneficial owner of 1,856 shares of Common Stock and 5,395 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 17,059 shares of Common Stock of which Mr. Trojan is the beneficial owner and 232,165 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 29,062 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 59,049 shares of Common Stock.

(17)	Consists of 10,493 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 50,296 shares of Common Stock.

(18)	Consists of 14,016 shares of Common Stock of which Mr. Ledwith is the beneficial owner and options exercisable for up to 38,412 shares of Common Stock.

(19)	Consists of 2,913 shares of Common Stock of which Mr. Mayer is the beneficial owner and options exercisable for up to 3,700 shares of Common Stock.

(20)	Includes 782,740 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table of this Proxy Statement. As a group, these executive officers are referred to as our “Named Executive Officers.” Our Named Executive Officers for fiscal 2016 were:

Name	Position
Gregory A. Trojan	Director, Chief Executive Officer and President
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Lon F. Ledwith	Executive Vice President, Operations
Kevin E. Mayer	Executive Vice President and Chief Marketing Officer

The Compensation Committee’s philosophy is that executive compensation should be closely aligned with our performance on both a short and a long-term basis to ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests. In addition, compensation should be designed to assist us in attracting and retaining management personnel who are critical to our long-term success. To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive payments, which are dependent on our annual consolidated financial performance and, for officer-level executives other than the Chief Executive Officer, specific individual performance goals; and

•	long-term incentive compensation in the form of stock options, restricted stock units, performance share units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity-based compensation awarded in prior years;

•	appropriate blend of short-term and long-term cash and equity compensation;

•	total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies and relative to peers within the company both for the prior year and over a multi-year period;

•	broad trends in executive compensation within the restaurant industry; and

•	the recommendations of our Chief Executive Officer.

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. The Compensation Committee also makes recommendations regarding annual cash incentives under our Performance Incentive Plan and equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to retain and terminate independent, third party compensation consultants, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Four independent directors, Peter A. Bassi, Noah A. Elbogen, Lea Anne S. Ottinger, and Patrick D. Walsh, currently serve on the Compensation Committee. Ms. Ottinger serves as the Chair of the Compensation Committee. Mr. McEachen served as a member of the Compensation Committee during 2016 until his resignation from the Board in March 2016, at which time he was replaced by Mr. Elbogen. The Board has determined that each current member of the Compensation Committee and each member who served in 2016 is an independent director under applicable NASDAQ rules, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Section 162(m) of the Internal Revenue Code (“Code”).

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final determinations regarding the compensation of all executive officers, including base salaries and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual review, including proposed base salary adjustments, annual cash incentive awards under our Performance Incentive Plan and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer.

Consideration of Say-on-Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say-on-pay”). At our Annual Meeting of Shareholders held in June 2016, a substantial majority of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2016 or in establishing executive compensation for 2017. However, even with this high level of support, we have continued to make additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans, the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders, some of which have been highlighted within this Compensation Discussion and Analysis. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory “say-on-pay” votes when making future compensation decisions for Named Executive Officers.

Compensation Practices and Risk

The Compensation Committee, with assistance from our Compensation Consultant, Willis Towers Watson, carefully reviewed our executive compensation policies and practices. The Compensation Committee determined that the executive compensation policies and practices do not encourage our executives to take, or reward our executives for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	a significant portion of the annual cash incentive bonuses is based on operational business results rather than individual performance criteria. As a result, discretion by management or the Board in calculating these bonuses is limited;

•	the ultimate benefit provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity-based awards, on performance of the Company against established operational financial results over a three year period;

•	our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our Compensation Consultant, in order to ensure diversity of thought and overall consensus; and

•	we maintain the competitiveness of our compensation by comparing our compensation plans with those of comparable peer companies and by annually monitoring and evaluating our plans against broader executive compensation trends and survey data.

Compensation Consultant

In accordance with the authority granted to the Compensation Committee under its charter, the Committee engaged Willis Towers Watson as independent outside Compensation Consultants to advise the Compensation Committee regarding matters related to executive and non-employee director compensation benchmarking and peer group analysis.

Willis Towers Watson assisted us in identifying peer companies and assisted the Compensation Committee with overall and specific executive officer compensation levels, mix of compensation components and competitive stock granting practices. However, they did not make specific monetary recommendations with respect to individual executive officers.

Willis Towers Watson does not currently provide any other services to us. All of the fees paid to Willis Towers Watson during fiscal 2016 were in connection with its work on executive and non-employee director compensation matters on behalf of the Compensation Committee. They were retained pursuant to an engagement letter and the Compensation Committee has determined that their services do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow it to offer objective advice.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee reviews relevant market data and alternatives to consider when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive payments and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee periodically uses independent human resource and compensation consultants and compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target base pay and total compensation (base pay, annual cash incentive bonus and equity incentive awards) at approximately the 50th percentile of the comparator group. The Compensation Committee believes that targeting total compensation at approximately the 50th percentile enables us to remain competitive with our peers in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

The Compensation Committee engaged Willis Towers Watson, which has significant expertise in compensation analysis and evaluation, to help evaluate the executive compensation benchmarking and peer group analysis in connection with establishing our 2016 and 2017 executive compensation. The peer companies approved by the Compensation Committee for 2016 include:

Bravo Brio Restaurant Group, Inc.	Ignite Restaurant Group, Inc.
Buffalo Wild Wings, Inc.	Jack in the Box, Inc.
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers, Inc.
DineEquity, Inc. (Applebee’s & IHOP)	Ruby Tuesday, Inc.
Domino’s Pizza, Inc.	Ruth’s Hospitality Group
El Pollo Loco Holdings, Inc.	Texas Roadhouse, Inc.
Fiesta Restaurant Group, Inc.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent or which are similar to us in size, market capitalization, growth rate and industry. Since our management team and the institutional investment community generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that group allows for the most meaningful comparisons of our actual performance against our peers and, therefore, enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value.

In addition, the Compensation Committee also considered data from the Aon Hewitt 2016 Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey, Willis Towers Watson 2016 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey Report for the United States, and the Willis Towers Watson 2016 CDB General Industry Executive Compensation Survey Report for the United States to verify that our compensation was in line with companies of comparable size.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from its independent Compensation Consultants as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

Based on the fiscal 2016 compensation study prepared by Willis Towers Watson, the 2016 total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the Named Executive Officers as a group approximated the range for our peer group companies. The base salaries, as well as the annual and long-term incentive compensation, for our Named Executive Officers taken as a group and individually, were between the 25th and 75th percentiles of the available target compensation ranges for our peer group companies.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels. For fiscal 2016, the Compensation Committee did not significantly increase the base salaries of its executive officers as a group and, as is its standard practice, made adjustments based on standard cost of living and peer company analysis. The average increase in base compensation was less than 3%.

Annual Cash Incentive.  Each executive officer participates in our annual PIP. In 2011 and again in 2016, our shareholders voted to approve the material terms of the PIP. Under the PIP, the annual incentive opportunity is generally determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. For fiscal 2016, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was our Consolidated Income from Operations for the fiscal year, as reflected on our Consolidated Statements of Income. The Compensation Committee believes that this metric provides a definitive target that is largely within management’s ability to influence and control.

Under the fiscal 2016 PIP, 70% of the executives’ incentive opportunity (other than for the Chief Executive Officer, whose entire bonus opportunity remains based on achievement of targeted Consolidated Income from Operations) was based on the degree of achievement of our Consolidated Income from Operations target. The remaining 30% of the incentive opportunity was based on each executive’s achievement of certain agreed-upon individual performance objectives. For example, if the executive’s base salary was $100,000 and his/her total incentive opportunity was 25% of base salary (or $25,000), then 70% of the $25,000 total incentive opportunity (or $17,500) would be driven by the degree of achievement of the Consolidated Income from Operations target, and 30% of the $25,000 total incentive opportunity (or $7,500) would be driven by the degree of achievement of individual performance objectives. The 2016 PIP reflects an increased focus on operational performance as compared to the 2015 PIP which provided for 50% of executive incentive opportunity to be based on individual performance objectives. The specific incentives awarded for the individual performance objectives established for each executive officer take into account the degree that each officer completed his or her agreed-upon key initiatives for the year, as well as each officer’s overall leadership and effectiveness in doing so.

The fiscal 2016 PIP provided for a sliding scale of the targeted Consolidated Income from Operations necessary to achieve some portion of the annual incentive opportunity, starting with a required minimum performance threshold of achieving at least 80% of targeted Consolidated Income from Operations. If less than 80% of the target were achieved, no bonus would be earned or paid. If 80% of the target were achieved, then 60% of the incentive award attributable to this component of the annual incentive opportunity would be earned. If 100% of the target were achieved, then 100% of the incentive award attributable to this component of the annual incentive opportunity would be earned. For each percentage achievement in excess of 100% of target, the incentive award payout increases by 5% up to a maximum payout of 200%. The 2016 PIP provided for a maximum targeted Consolidated Income from Operations percentage at 120% to discourage any actions or decisions that might benefit short-term performance to the detriment of our longer-term competitiveness. Additionally, the 2016 PIP did not permit payout with respect to the individual performance goals if Consolidated Income from Operations did not meet the minimum 80% required threshold level.

In 2016, our Consolidated Income from Operations, as adjusted for bonuses and non-recurring expenses that were deemed excludable for PIP purposes by the Compensation Committee as well as adjustments for certain pre-opening costs in order to normalize the reduction in number of new restaurant openings in 2016, was approximately $72.0 million or approximately 87% of the $82.7 million target. As a result, the incentive award percentage payout amount attributable to this component of the fiscal 2016 PIP was 74%.

The remaining 30% of the fiscal 2016 PIP was based on individual performance goals, except for Mr. Trojan, whose entire fiscal 2016 incentive bonus opportunity was based on our Consolidated Income from Operations amount, because he is deemed responsible and accountable for our overall financial performance.

We believe individual goals for certain executives are appropriate primarily to drive performance against key corporate initiatives. These individual goals are determined annually in conjunction with our business plan and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. For fiscal 2016, we had five categories of key objectives in which individual performance goals were established. These five key initiatives were as follows:

•	People First;
•	Building Sales and Awareness;
•	Food & Beer Quality and Differentiation;
•	Improving our Margins and Operating Cost Structure; and
•	Improving our Development Strategy and Return on New Restaurant Investment.

At the beginning of fiscal 2017, the Compensation Committee, with input from the Chief Executive Officer, reviewed the individual performance goals of the respective executive officers, determined which performance goals were achieved, and determined the resulting fiscal 2016 PIP incentive earned for this component.

For fiscal 2016, the annual incentive opportunity earned by each executive officer with respect to Consolidated Income from Operations (comprising 70% of the target bonus opportunity) and the annual incentive opportunity earned by each executive officer with respect to individual performance goals (comprising 30% of the target bonus opportunity) ranged between 61% and 74% of each officer’s target bonus. The table below shows the fiscal 2016 target annual incentive bonus for each Named Executive Officer as compared to the actual fiscal 2016 bonus payout under the PIP. Payouts with respect to 2016 performance were generally lower than was the case in fiscal 2015 as a result of the Company’s Consolidated Income from Operations being below the target.

Fiscal 2016 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Gregory A. Trojan	80%	59%	74%
Gregory S. Levin	60%	40%	66%
Gregory S. Lynds	60%	41%	68%
Lon F. Ledwith	60%	36%	61%
Kevin E. Mayer	60%	39%	65%

Long-Term Equity Compensation.  We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2016, long-term incentive compensation took the form of awards of stock options, RSUs and PSUs. Award amounts for executive officers were based on prior year’s performance and based on a specific economic value as determined by the Compensation Committee.

In the past, the Compensation Committee has varied the portion of long-term equity compensation awards made in the form of stock options, RSUs and PSUs. As such, the current allocation may change in the future or may change for specific circumstances involving a given executive. In 2016, long-term equity awards were generally allocated one-third to each of stock options (as opposed to 67% in 2015), RSUs (which were consistent with the 33% in 2015), and PSUs (as opposed to 0% in 2015). The inclusion of PSUs and the resulting decrease in the weighting of stock options reflected our desire to place a greater emphasis on performance of the Company against targeted metrics. The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set at the 50th percentile of market data for comparable positions (where such information is available). However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

Additionally, all of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operations, area vice presidents and certain brewing operations positions and selected high-performing Restaurant Support Center team members are eligible to receive equity awards in accordance with our 2005 Equity Incentive Plan. This grant of equity awards to our restaurant and brewing field operations teams is designed to increase employee retention and to promote long-term wealth building based on ownership of our equity.

Stock Options.  In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations on such considerations as the value of total direct compensation for comparable positions in the market data, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2016 were granted as non-qualified stock options with an exercise price equal to the most recent closing price of our Common Stock as of the date of grant. Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers in 2016 vest in three equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

RSUs.  RSUs differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant, based on the number of vesting restricted stock awards and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers for 2016 vest in three equal annual installments.

PSUs.  PSUs, which are a form of restricted stock awards, also differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their vesting. However, PSUs differ from RSUs in that PSUs require specified performance targets to be achieved in order for the awards to vest. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant, based on the number of vesting restricted stock awards and the fair market value of our share price at the time of vesting. In addition, because vesting of PSUs is tied to both time and performance metrics, PSU’s also help align compensation with our actual performance. PSUs granted to our executive officers for 2016 cliff vest after three years if the Company has met specific performance targets.

The Company first introduced PSUs in 2014, which were scheduled to vest at the end of 2016 if the Company hit certain specified performance targets. The 2014 PSU awards required that the minimum performance level be achieved with respect to each of return on invested capital and comparable sales in order for any of the PSUs awards to vest. As a result, although the 9.5% average return on invested capital for the three years ended with fiscal 2016 was significantly above the target performance level, because our three year average comparable sales of -0.1% was slightly below the minimum performance level for the period, the Compensation Committee determined that all of the 2014 PSU grants terminated without vesting.

In 2015, the Company did not award any PSUs.

In 2016, with assistance from Willis Towers Watson, the Company again issued PSUs, which had a three-year “cliff vest” and will only vest based on achieving certain performance-based targets over the three-year period ending with fiscal 2018. One half of the PSU award is tied to achievement of targets based on three-year average return on invested capital (defined as income from operations divided by invested capital) and the remaining half of the award is tied to three year average comparable sales growth compared to the Knapp Track Index (in contrast to the 2014 PSUs which did not tied the comparable sales average performance target to the Knapp Track Index). As set forth in the vesting tables below, the awards provide for vesting from 50% to 150% of the target award based on actual achievement relative to the target for each of the two metrics.

PSU Matrix – Return on Invested Capital
3 Year Average Return on Invested Capital	< 9.5%	9.5%	10.5%	11.5%	12.0%	> 12.5%
% of Target Shares that Vest	0%	50%	75%	100%	125%	150%

PSU Matrix – Same Restaurant Comparable Sales Over Knapp Index
3 Year Average Comparable Sales over Knapp Index	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%
% of Target Shares that Vest	0%	50%	75%	100%	125%	150%

The Compensation Committee believes that restricted stock awards) may also be effective in attracting, motivating and retaining high quality management talent for all levels of our organization. All of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operation and certain brewing operations positions are eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan, and equity awards under this program have been in the form of RSUs. This program is a long-term wealth building program that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period. The service period has generally been between three and five years. We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

Executive Benefits and Perquisites.  Our executive officers are entitled to receive customary automobile allowances and the right to participate in our customary employee benefit plans.

Changes for 2017

After consultation with its Compensation Consultant, the Compensation Committee did not make any significant changes in the overall structure of executive compensation for fiscal 2017. We believe that the compensation programs as currently in effect properly align our compensation practices with those prevalent in our industry peer group and appropriately focus on tying overall compensation directly to performance and to increases in value to our shareholders. In designing our compensation policies for fiscal 2017 and beyond, we continue to attempt to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts prove successful in generating growth in consolidated income from operations while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance.

This philosophy was reflected in our compensation decisions for fiscal 2017 as follows:

No Significant Merit-Based Changes to Base Salary.  We believe the base salaries of our Named Executive Officers remain generally in line with base compensation for comparable executives at other peer companies. In order to assure that our base salaries remain in line with comparable industry base salaries, we granted minor base salary increases, averaging between 2.5% and 3%, for our Named Executive Officers other than our CEO for 2017. We believe that the lack of significant increase in base salaries is appropriate in light of comparable base salaries in the industry and is consistent with our desire to emphasize those elements of compensation that are directly related to our performance and changes in shareholder value.

Continued Emphasis on Operational Performance for Annual Incentive Bonus Opportunity.  In November 2016, the Compensation Committee approved the fiscal 2017 PIP. The basic terms, conditions, structure and percentage metrics of the fiscal 2017 PIP are substantially the same as that for fiscal 2016. The Compensation Committee continued its practice of using both individual performance goals and Consolidated Income from Operations as the measures for targeted payouts and kept the percentage of the total bonus opportunity attributed to Consolidated Income from Operations at 70% (as compared to 30% for individual performance goals), excluding Mr. Trojan whose entire bonus remains based on achievement of targeted Consolidated Income from Operations. A minimum of 80% of the Consolidated Income from Operations target must be satisfied in order for any payout to be made with respect to the portion of the award tied to that metric.

Continued Inclusion of Performance Share Units in Mix of Long-Term Equity Compensation.  For 2017, equity awards to executive officers continued to be weighted one-third to each of stock options, RSUs and PSUs. Performance metrics, percentage targets and vesting schedule remained the same as the 2016 PSU grants. The continued inclusion of PSUs in our long-term equity based awards is designed to continue to emphasize performance and to better align executives with our shareholders and with market practices.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates.  Annual equity grants are presented and approved at the meeting of the Compensation Committee held in late November or early December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for all employees, including executive officers, is the 15th of January and the exercise price is the most recent closing price of our Common Stock as of the date of grant.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our Common Stock as of the date of grant.

New Hire Grant Dates.  All equity award grants to certain newly-hired employees are approved by the Compensation Committee at the first Board or Compensation Committee meeting following the new employee’s first day of employment. These grants occur on the first day after grant approval, unless that day falls during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period. The exercise price is the closing price of our Common Stock on the date of grant. Options granted to new employees generally have typically vested ratably over five years. We also issue restricted stock units to certain newly-hired employees. The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. These restricted stock units have generally vested five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”).  All of our restaurant general managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible to be invited to participate in the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. The grant date for new GSSOP participants is generally the 15th day of each new quarter subsequent to their acceptance into the program for ease of administration. The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the most recent closing market price of our Common Stock as of the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program may be eligible to participate in future GSSOP programs (“Supplemental GSSOP”) depending on their current position. Participants eligible for the Supplemental GSSOP have the option to choose the fair market value of their award entirely in RSUs or allocated one-half to RSUs and one-half to stock options. All awards under the Supplemental GSSOP vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the Supplemental GSSOP receive their grants on the 15th day of each new quarter subsequent to their acceptance into the program.

All Other Grants.  Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Compensation Committee. The exercise price for such awards is always based on the most recent closing price of our Common Stock as of the date of grant.

Compensation of Chief Executive Officer

Compensation of Gregory Trojan.  On October 28, 2012, we entered into an employment agreement with Gregory A. Trojan pursuant to which he was retained as our President and Chief Executive Officer.

Mr. Trojan’s employment as President commenced on December 3, 2012, and he became our Chief Executive Officer effective February 1, 2013. The terms of Mr. Trojan’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Trojan and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Trojan’s experience and skill set. The terms and conditions of Mr. Trojan’s compensation under the employment agreement are presented below:

Term.  Effective as of December 3, 2012, and terminating December 31, 2017 (unless earlier terminated in accordance with the terms of the employment agreement). Automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary.  $850,000 subject to increase at the discretion of the Compensation Committee. The Compensation Committee did not elect to increase Mr. Trojan’s base salary for 2016 or 2017.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 80% of Mr. Trojan’s base salary. Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after discussions with Mr. Trojan. Mr. Trojan’s bonus for 2016 was established under the terms of our 2016 PIP. In light of the Company’s performance in 2016 and, in particular, the significant increases in operating profit relative to target, Mr. Trojan received a bonus equal to 59% of his base salary under the 2016 PIP for fiscal 2016, paid in 2017. Mr. Trojan’s bonus opportunity continues to be targeted at 80% of Mr. Trojan’s base salary for 2017.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, and the right to participate in family group health insurance and in the other benefit plans made available to our executive officers.

Equity Grants.  On December 3, 2012, Mr. Trojan received an equity award under our 2005 Equity Incentive Plan having an aggregate grant date value of $3,750,000 and consisting of non-qualified stock options and restricted stock units. The stock options and restricted stock units vest in five equal annual installments of 20% commencing on the first yearly anniversary of Mr. Trojan’s start date and ending on the fifth yearly anniversary. The options expire on the earliest of (i) the tenth yearly anniversary of the date of grant, (ii) 12 months following any termination of Mr. Trojan without “Cause” (as defined in the Employment Agreement), resignation for “Good Reason” (as defined in the Employment Agreement), or termination as a result of the death or disability of Mr. Trojan, (iii) 90 days following Mr. Trojan’s resignation without Good Reason, or (iv) the date of any termination for Cause.

In addition, Mr. Trojan receives additional equity awards at the discretion of the Compensation Committee. In December 2014, the Compensation Committee approved equity grants to Mr. Trojan consisting of non-qualified stock option and restricted stock units, having an aggregate grant date value of $750,000. The stock options and restricted stock units were granted on January 15, 2015, and February 22, 2015, respectively, and vest in five equal installments of 20% commencing on January 15, 2016 and February 22, 2016, respectively. In addition, in recognition of his efforts with respect to increasing operational efficiencies and value in 2014, Mr. Trojan also received a special stock option award in 2015 valued at $120,000 which vests in five equal installments of 20% commencing March 2, 2016.

In December 2015 and again in November 2016, the Compensation Committee approved additional equity grants to Mr. Trojan with each of the 2015 and 2016 grants having an aggregate grant date value of $1,500,000. Each of these awards were made after consultation with the Compensation Consultant and review of market information in an effort to better align the equity award component of Mr. Trojan’s compensation with market conditions for CEO’s in our industry. The awards consist of an equal allocation of restricted stock units, performance share units and stock options. As described above under “Elements of Executive Compensation,” the restricted stock units and stock options vest in equal annual installments over three years and the performance share units have a three year cliff vesting contingent on meeting performance targets based on return on invested capital and comparable sales growth over the three year period.

Termination; Severance.  We may terminate Mr. Trojan’s employment at any time. If Mr. Trojan is terminated for any reason (other than for Good Reason) or if Mr. Trojan dies or becomes disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law, our plans, contracts or arrangements.

In the event of termination without Cause or by Mr. Trojan for Good Reason, in addition to the Base Termination Payments, Mr. Trojan shall be entitled to receive the following: (i) any earned but unpaid bonus for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 100% of his then current base salary.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2016, Mr. Bassi, Mr. Walsh, and Ms. Ottinger served on the Compensation Committee. Mr. McEachen served on the Compensation Committee until his resignation from the Board in March 2016. Mr. Elbogen became a member of the Compensation Committee upon Mr. McEachen’s resignation from the Board in March 2016. No member of the Compensation Committee who served during fiscal 2016 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of its subsidiaries or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2016.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee.

Clawback Policy

The Compensation Committee may require that a PIP participant repay to us certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision whereby the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular target award.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly-held companies for certain compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. Although the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code, at our 2016 Annual Meeting of Shareholders, we received shareholder approval of the material terms of the performance goals of our Performance Incentive Plan so cash incentive bonuses paid under that plan will be tax-deductible and qualify under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lea Anne S. Ottinger, Chairperson	Peter A. Bassi	Noah A. Elbogen	Patrick D. Walsh

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 3, 2017, of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as of January 3, 2017, and whose salary and bonus compensation for the year ended January 3, 2017, was at least $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Gregory A. Trojan	2016	850,000	503,200		1,000,028	499,840	26,450(4)	2,879,518
President and Chief Executive	2015	850,000	1,020,000		247,501	622,300	31,513(4)	2,771,314
Officer	2014	850,000	680,000		174,991	174,853	33,217(4)	1,913,061

Gregory S. Levin	2016	400,000	158,520		266,674	133,298	12,891(5)	971,383
Executive Vice President, Chief	2015	390,000	281,853		132,015	345,567	12,891(5)	1,162,326
Financial Officer and Secretary	2014	390,000	222,300		124,989	124,895	12,891(5)	875,075

Gregory S. Lynds	2016	361,000	148,263		116,628	58,314	9,291(6)	693,496
Executive Vice President and	2015	361,000	250,606		82,483	167,463	9,291(6)	870,843
Chief Development Officer	2014	361,000	205,770		124,989	124,895	9,291(6)	825,945

Lon F. Ledwith	2016	290,000	105,792		133,337	66,649	12,891(7)	608,669
Executive Vice President of	2015	282,500	195,458		33,004	66,985	12,891(7)	590,838
Operations	2014	250,000	98,563		34,992	34,968	6,594(7)	425,117

Kevin E. Mayer (8)	2016	340,000	131,682		100,003	49,980	12,891(9)	634,556
Executive Vice President and	2015	330,000	127,700		—	—	12,891(9)	470,591
Chief Marketing Officer	2014	157,747	420,000	(10)	150,005	149,869	5,426(9)	883,047

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the most recent closing stock price of our Common Stock as of the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2016, 2015, and 2014. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2016 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 3, 2017, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2016 in this Proxy Statement.

(4)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2016, 2015, and 2014, respectively, including group term life insurance ($891, $891, and $817) and auto reimbursement/allowance ($25,559, $30,622, and $32,400).

(5)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2016, 2015, and 2014, respectively, including group term life insurance ($891, $891, and $891) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

(6)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2016, 2015, and 2014, respectively, including group term life insurance ($891, $891 and $891) and auto reimbursement/allowance ($8,400, $8,400 and $8,400).

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2016, 2015, and 2014, respectively, including group term life insurance ($891, $891, and $594) and auto reimbursement/allowance ($12,000, $12,000, and $6,000).

(8)	Mr. Mayer’s employment commenced on July 9, 2014.

(9)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2016, 2015, and 2014, respectively, including group term life insurance ($891, $891 and $426) and auto reimbursement/allowance ($12,000, $12,000 and $5,000).

(10)	The amount shown represents a $100,000 signing bonus, a $100,000 advance under the Company’s 2015 PIP and $220,000 advance in lieu of equity awards to which Mr. Mayer may have been entitled in connection with annual grants made by the Company in January 2015.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended January 3, 2017, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

	Stock Awards			Option Awards
Name	Grant Date	Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)(3)	Grant Date	Number of Securities Underlying Option Awards (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Option Awards ($)(3)(6)
Gregory A. Trojan	01/15/16	11,790	500,014	01/15/16	34,843	42.41	499.840
	01/15/16	11,790	500,014
Gregory S. Levin	01/15/16	3,144	133,337	01/15/16	9,292	42.41	133,298
	01/15/16	3,144	133,337
Gregory S. Lynds	01/15/16	1,375	58,314	01/15/16	4,065	42.41	58,314
	01/15/16	1,375	58,314
Lon F. Ledwith	01/15/16	1,572	66,669	01/15/16	4,646	42.41	66,649
	01/15/16	1,572	66,669
Kevin E. Mayer	01/15/16	1,179	50,001	01/15/16	3,484	42.41	49,980
	01/15/16	1,179	50,001

(1)	This column shows the number of restricted stock units granted in fiscal 2016 to the Named Executive Officers. All of such restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the most recent closing stock price of our Common Stock as of the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2015. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(4)	This column shows the number of stock options granted in fiscal 2016 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(5)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(6)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 3, 2017.

Outstanding Equity Awards on January 3, 2017

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Trojan	12/03/12	5,833	222,821	12/03/12	195,729	48,933(3)	34.29	12/03/22
	03/28/14	5,386	205,745	01/15/14	6,560	9,841(6)	29.88	01/15/24
	02/25/15	3,774	144,167	01/15/15	6,203	24,816(7)	47.04	01/15/25
	01/15/16	11,790	450,378	03/02/15	1,287	5,151(8)	52.98	03/02/25
	01/15/16	11,790	450,378	01/15/16	—	34,843(9)	42.41	01/15/26
Gregory S. Levin	—	—	—	01/02/08	7,209	—	16.63	01/02/18
	—	—	—	12/30/09	13,186	—	18.86	12/30/19
	—	—	—	12/29/10	3,297	—	37.03	12/29/20
	01/04/12	205	7,831	01/04/12	2,232	558(4)	45.32	01/04/22
	01/02/13	1,159	44,274	01/02/13	14,156	3,539(5)	33.65	01/02/23
	03/28/14	3,847	146,955	01/15/14	4,686	7,029(6)	29.88	01/15/24
	02/25/15	2,013	76,897	01/15/15	3,308	13,235(7)	47.04	01/15/25
	01/15/16	3,144	120,101	03/02/15	833	3,335(8)	52.98	03/02/25
	01/15/16	3,144	120,101	01/15/16	—	9,292(9)	42.41	01/15/26

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory S. Lynds	—	—	—	01/02/08	3,621	—	16.63	01/02/18
	—	—	—	12/31/08	6,000	—	10.11	12/31/18
	—	—	—	12/30/09	7,912	—	18.86	12/30/19
	—	—	—	12/29/10	3,297	—	37.03	12/29/20
	01/04/12	205	7,831	01/04/12	2,232	558(4)	45.32	01/04/22
	01/02/13	1,159	44,274	01/02/13	14,156	3,539(5)	33.65	01/02/23
	03/28/14	3,847	146,955	01/15/14	4,686	7,029(6)	29.88	01/15/24
	02/25/15	1,258	48,056	01/15/15	2,068	8,272(7)	47.04	01/15/25
	01/15/16	1,375	52,525	01/15/16	—	4,065(9)	42.41	01/15/26
	01/15/16	1,375	52,525	—	—	—	—	—
Lon F. Ledwith	—	—	—	01/02/08	4,707	—	16.63	01/02/18
	—	—	—	12/31/08	10,500	—	10.11	12/31/18
	—	—	—	12/30/09	10,083	—	18.86	12/30/19
	—	—	—	12/29/10	2,931	—	37.03	12/29/20
	01/04/12	182	6,952	01/04/12	1,984	496(4)	45.32	01/04/22
	01/02/13	208	7,946	01/02/13	2,540	636(5)	33.65	01/02/23
	03/28/14	1,077	41,141	01/15/14	1,312	1,968(6)	29.88	01/15/24
	02/25/15	504	19,253	01/15/15	827	3,309(7)	47.04	01/15/25
	01/15/16	1,572	60,050	01/15/16	—	4,646(9)	42.41	01/15/26
	01/15/16	1,572	60,050	—	—	—	—	—
Kevin E. Mayer	07/30/14	2,629	100,428	07/30/14	2,538	7,614(10)	34.24	07/30/24
	01/15/16	1,179	45,038	01/15/16	—	3,484(9)	42.41	01/15/26
	01/15/16	1,179	45,038	—	—	—	—	—

(1)	All restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on January 3, 2017.

(3)	The unexercisable options vest in five annual installments commencing December 3, 2013.

(4)	The unexercisable options vest in five annual installments commencing January 4, 2013.

(5)	The unexercisable options vest in five annual installments commencing January 2, 2014.

(6)	The unexercisable options vest in five annual installments commencing January 15, 2015.

(7)	The unexercisable options vest in five annual installments commencing January 15, 2016.

(8)	The unexercisable options vest in five annual installments commencing March 2, 2016.

(9)	The unexercisable options vest in five annual installments commencing January 15, 2017.

(10)	The unexercisable options vest in five annual installments commencing July 30, 2015.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2016 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gregory A. Trojan	6,776	259,514	—	—
Gregory S. Levin	3,025	126,704	—	—
Gregory S. Lynds	2,836	118,473	—	—
Lon F. Ledwith	723	30,571	7,500	141,300
Kevin E. Mayer	876	34,024	2,538	25,170

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Trojan discussed elsewhere in this Proxy Statement contains severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control. In addition, in the event we terminate the employment of Mr. Levin or Mr. Mayer without cause, each will be eligible to receive a severance payment of six months salary. Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause. In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Equity Incentive Plan.

The following table describes the potential payments upon termination without cause or, after a change in control, termination without cause or termination for good reason for each Named Executive Officer:

Termination Without Cause or Termination for Good Reason (including

Termination following a Change in Control)

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Benefits and Perquisites ($)(3)
Gregory A. Trojan	850,000	1,746,694	—
Gregory S. Levin	200,000	590,742	5,422
Gregory S. Lynds	361,000	426,750	10,845
Lon F. Ledwith	—	214,661	—
Kevin E. Mayer	170,000	220,655	5,422

(1)	Assumes termination and base salary payments as of January 3, 2017, for each executive.

(2)	Calculated based on a termination date of January 3, 2017, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Acceleration of vesting occurs only if termination without cause or by the Named Executive Officer for good reason occurs within one year following a change of control (as such terms are defined in our 2005 Equity Incentive Plan).

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

Non-Qualified Deferred Compensation

Selected key executives, including our Named Executive Officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation, and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2016, the investment funds available to participants provided rates of return ranging from 0% to 27.5%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2016 and the account balances as of January 3, 2017, (the last business day of 2016) for our Named Executive Officers under the deferred compensation plan.

	Non-Qualified Deferred Compensation Table
Name	Executive Contributions in 2016 ($)(1)	Company Contributions in 2016 ($)	Aggregate Earnings/ (Loss) in 2016 ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory A. Trojan	85,000	—	101,182	—	1,501,987
Gregory S. Levin	48,166	—	20,230	—	307,291
Gregory S. Lynds	—	—	—	—	—
Lon F. Ledwith	14,486	—	29,392	—	397,514
Kevin E. Mayer	20,377	—	1,051	—	21,428

(1)	These amounts represent the executive’s contributions during fiscal 2016, and are included in the “Salary” column in the Summary Compensation Table for fiscal 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

The Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) is one of our shareholders and James Dal Pozzo, the Chief Executive Officer of Jacmar, is a member of our Board of Directors. Jacmar, through its affiliation with DMA, is currently our largest supplier of food, beverage, paper products and supplies. We began using DMA for our national foodservice distribution in July 2006. In July 2012, we finalized a new five-year agreement with DMA, after conducting another extensive competitive bidding process. Jacmar services our restaurants in California and Nevada, while other DMA distributors service our restaurants in all other states. Under the terms of our agreement with DMA, Jacmar is required to sell products to us at the same prices as the other DMA distributors. Jacmar does not provide us with any produce, liquor, wine or beer products, all of which are provided by other third party vendors and are included in “Cost of sales” on the Consolidated Statements of Income.

The cost of food, beverage, paper products and supplies provided by Jacmar included within cost of sales and occupancy and operating expenses consisted of the following (in thousands):

	Fiscal Year
	2016		2015		2014
Cost of Sales:
Third party suppliers	$169,671	67.5%	$148,055	65.2%	$135,196	63.5%
Jacmar	81,789	32.5	78,887	34.8	77,783	36.5

Total Cost of Sales	$251,460	100.0%	$226,942	100.0%	$212,979	100.0%

Occupancy and Operating:
Third party suppliers	$195,542	95.6%	$184,232	95.6%	$173,250	95.1%
Jacmar	9,041	4.4	8,507	4.4	8,899	4.9

Total Occupancy and Operating	$204,583	100.0%	$192,739	100.0%	$182,149	100.0%

The amounts included in trade payables related to Jacmar consisted of the following (in thousands):

	January 3, 2017	December 29, 2015
Third party suppliers	$25,363	$28,713
Jacmar	5,782	4,320

Total Accounts Payable	$31,145	$33,033

Consulting Agreement with Gerald (“Jerry”) W. Deitchle.  Effective February 1, 2013, we entered into a Consulting Agreement with Mr. Deitchle. Pursuant to the terms of the Consulting Agreement, during the period from July 1, 2013, until the earlier of (i) termination of Mr. Deitchle’s service as a member of our Board of Directors, (ii) thirty (30) days following delivery of notice of termination by us or Mr. Deitchle, or (iii) immediately upon Mr. Deitchle’s death or disability. Mr. Deitchle will receive a fee of $1,000 per month for consulting services relating to new restaurant site selection and such other services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. In addition, we agreed to allow Mr. Deitchle and his spouse to participate in group health insurance coverage through December 31, 2017.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are the subject of our Code of Integrity, Ethics and Conduct.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis except as set forth below. Based on the information provided to us by the persons or entities indicated:

•	Lon F. Ledwith did not file a timely Form 4 with respect to his stock sale on May 5, 2016. Mr. Ledwith subsequently filed the required Form 4 on May 10, 2016.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials.  In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 31, 2017.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting.  Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2018 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on March 4, 2018, and no earlier than February 2, 2018. This notice must contain the information required by our bylaws. In the event that the 2018 Annual Meeting is called for a date that is not within 30 days of June 7, 2018, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2018 Annual Meeting is first made.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on January 3, 2018.

The proxy solicited by the Board of Directors for the 2018 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 19, 2018. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended January 3, 2017, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

April 27, 2017

Huntington Beach, California

BJ’S RESTAURANTS, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 6, 2017. Vote by Internet • Go to www.investorvote.com/BJRI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, EVERY YEAR for Proposal 2, and FOR Proposals 3 and 4. + 1. Election of Directors: For Withhold 01 - PETER A. BASSI 04 - GERALD W. DEITCHLE 07 - LEA ANNE S. OTTINGER For Withhold 02 - LARRY D. BOUTS 05 - NOAH A. ELBOGEN 08 - GREGORY A. TROJAN For Withhold 03 - JAMES A. DAL POZZO 06 - WESLEY A. NICHOLS 09 - PATRICK D. WALSH Every Year Every 2 Years Every 3 Years Abstain 2. Approval, on an advisory and non-binding basis, of the frequency of future advisory votes on executive compensation. For Against Abstain 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. For Against Abstain 3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 5. NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1UP X 3309271 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02LDGD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BJ’S RESTAURANTS, INC. +

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2017

THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 7, 2017, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, EVERY YEAR FOR PROPOSAL 2, FOR PROPOSALS 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

BJ’S RESTAURANTS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, EVERY YEAR for Proposal 2, and FOR Proposals 3 and 4.

1. Election of Directors: For Withhold

01 - PETER A. BASSI

04 - GERALD W. DEITCHLE

07 - LEA ANNE S. OTTINGER

For Withhold

02 - LARRY D. BOUTS

05 - NOAH A. ELBOGEN

08 - GREGORY A. TROJAN

For Withhold

03 - JAMES A. DAL POZZO

06 - WESLEY A. NICHOLS

09 - PATRICK D. WALSH

Every Year Every 2 Years Every 3 Years Abstain

2. Approval, on an advisory and non-binding basis, of the frequency of future advisory votes on executive compensation.

For Against Abstain

4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.

For Against Abstain

3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.

5. NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1UPX 3309272

02LDHD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2017

THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 7, 2017, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, EVERY YEAR FOR PROPOSAL 2, FOR PROPOSALS 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)